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                                                                    Exhibit 99.1

                                                  1700 South Patterson Boulevard
                                                  Dayton, OH  45479

                                                  NEWS RELEASE


         [LOGO]
           NCR
Transforming Transactions
    into Relationships

For further information:

John Hourigan
NCR Corporation
(937) 445-2078
john.hourigan@ncr.com

For Release on April 25, 2003

      NCR Announces Appointment of Victor L. Lund to its Board of Directors

     DAYTON, Ohio - The NCR Corporation (NYSE: NCR) Board of Directors today announced it has appointed Victor L. Lund, non-executive chairman of the board of Mariner Health Care, Inc., to the company's board of directors. Lund also was appointed to serve as a member of NCR's Audit Committee.

     Lund, 55, previously served as chairman and chief executive officer of American Stores Company. During his 22-year career with the company, Lund held executive positions of increasing responsibility, including chief financial officer and executive vice president. American Stores Company was acquired by Albertsons, Inc. in 1999.

     Prior to joining American Stores Company in 1980, Lund was a practicing certified public accountant, receiving the highest score on the CPA exam in Utah in the year that he was licensed.

     "We are delighted to have Vic join our board of directors," said Lars Nyberg, chairman of NCR. "Vic is a seasoned executive whose leadership in the retail industry and strong financial background will bring a valuable perspective to our business."

     Lund also serves on the boards of Borders Group, Inc. and Service Corporation International.

     He holds a master of business administration degree and a bachelor of arts degree from the University of Utah.

     In addition, the company announced the resignation of board member James R. Long.

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About NCR Corporation

     NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR's ATMs, retail systems, Teradata(R) data warehouses and IT services provide Relationship TechnologyTM solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs 29,600 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.